SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Second Amendment”) is made as of June 20, 2019 and effective as of May 1, 2019, by and among XCEL BRANDS, INC. (the “Company”) and Isaac Mizrahi (“Executive”) (Company and Executive hereinafter are referred to collectively as the “Parties” and each individually as a “Party”, unless stated otherwise).
WHEREAS, the Executive serves as the Company’s Chief Design Officer of the Isaac Mizrahi brand pursuant to an amended and restated employment agreement dated as of October 1, 2016, as previously amended (the “Employment Agreement”); and
WHEREAS, the Parties desire to amend the terms of the Executive’s employment with the Company;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, as defined below, it is agreed by and between the Executive and the Company as follows:

1.
Notwithstanding anything in the Employment Agreement to the contrary, and in an effort for the Company to achieve gross retail sales on QVC in excess of the 2019 QVC plan previously communicated to Executive (the “2019 Plan”), during the Employment Period, Executive agrees to use best efforts to schedule a minimum of twenty (20) Extra Appearances on QVC for 2019. For the purposes hereof, “Extra Appearances” shall mean any period consisting of a day (defined as a period of a minimum of 4 hours (or as otherwise requested by QVC and approved by the Company) and up to 7 hours) that are outside of Executive’s regularly scheduled appearances on QVC, which are requested by QVC and for which Executive either (i) has to travel to QVC specifically for such appearances, or (ii) has to appear for additional hours, all in excess of his originally scheduled shows. The Company and Executive shall agree upon on any such Extra Appearances in advance in writing, with such appearances clearly designated by the Parties hereto as Extra Appearances.

2.
The Company shall pay Executive a fee equal to Six Thousand Dollars ($6,000) for each such Extra Appearance (the “Appearance Fees”), for up to twenty (20) Extra Appearances in 2019. Appearance Fees for any Extra Appearances in excess of twenty (20) would be subject to the prior written approval of an Executive Officer of the Company. The Appearance Fees shall be payable to the Executive no later than the thirty (30) days following the date of such Extra Appearance. The Appearance Fees shall be credited as follows: (i) twenty percent (20%) of the Appearance Fees shall be credited against the 2019 DRT Revenue Bonus, and (ii) the remaining Appearance Fees shall be credited against any Tier 2 2019 DRT Revenue Bonus earned by Executive in 2019.

3.	Section 1.3(b)(1) of the Employment Agreement entitled “DRT Revenue Bonus” shall be deleted in its entirety and replaced with the following:
“For the calendar year ending December 31, 2019 during the Term, Executive shall be entitled to a bonus based on the Company’s revenues from QVC (“2019 DRT Revenue Bonus”) equal to (a) the product of (x) the Applicable Percentage multiplied by (y) 7.5% of the aggregate of Excess DRT Revenue up to Excess DRT Revenue based on the 2019 Plan, plus (b) 25% of the Excess DRT Revenue based on QVC sales in excess of the 2019 Plan (the amount, if any, under this clause (b), shall be referred to herein as the “Tier 2 2019 DRT Revenue Bonus”).
For each subsequent calendar year during the Term (following calendar year ending December 31, 2019), if any, Executive shall be entitled to a bonus based on the Company’s revenues from QVC (“Subsequent Year DRT Revenue Bonus” and together with the 2019 DRT Revenue Bonus, the “DRT Revenue Bonus”) equal to (a) the product of (x) the Applicable Percentage multiplied by (y) 7.5% of the aggregate of Excess DRT Revenue up to the Excess DRT Revenue based on the annual gross sales plan given to the Company by QVC for such calendar year (“QVC Sales Plan”), plus (b) 15% of the Excess DRT Revenue based sales in excess of the QVC Sales Plan. The Company shall provide the QVC Sales Plan to the Executive promptly upon its receipt of the final QVC Sales Plan for each such subsequent calendar year.”

4.
This Second Amendment shall not constitute an amendment of any other provision of the Employment Agreement not expressly referred to herein. Except as expressly amended, the provisions of the Employment Agreement are and shall remain in full force and effect, and this Second Amendment shall be effective and binding upon the parties upon execution and delivery.

5.
This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

XCEL BRANDS, INC. By: /s/ Robert D'Loren Name: Robert D’Loren Title: Chairman and CEO
ISAAC MIZRAHI By: /s/ Isaac Mizrahi Name: Isaac Mizrahi Title: Its.